Exhibit 10.2.6

AMENDMENT

TO THE

NEWGISTICS, INC.

2000 STOCK OPTION/STOCK ISSUANCE PLAN, AS AMENDED

This Amendment (the “Amendment”) to the 2000 Stock Plan, as amended (the “Plan”), of Newgistics, Inc. (the “Company”), is effective as of February 23, 2010 (the “Effective Date”). Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Plan.

RECITALS

A.	Pursuant to the powers vested in the Board in Article 4, Section 3 of the Plan, the Company wishes to amend Section 2 of Article 4 therein to reflect certain changes to the term of the Plan.

B.	The Board duly approved and adopted this Amendment on February 23, 2010.

C.	The Stockholders duly approved and adopted this Amendment on February 23, 2010.

AMENDMENT TO THE PLAN

1. In consideration of the recitals referenced above, the Company hereby adopts the following amendments to the Plan:

Upon the Effective Date, Section 2(b) of Article 4 of the Plan is hereby deleted in its entirety and the following is inserted in lieu thereof:

“B. The Plan shall terminate upon the earliest of (i) July 31, 2015, (ii) the date on which all shares available for issuance under the Plan shall have been issued as vested shares of (iii) the termination of all outstanding options in connection with a Corporate Transaction. All options and unvested stock issuances outstanding at the time of a clause (i) termination event shall continue to have full force and effect in accordance with the provisions of the documents evidencing those options or issuances.”

IN WITNESS WHEREOF, the undersigned officer of the Company certifies that the Amendment was duly adopted by the Board on February 23, 2010 and the Stockholders on February 23, 2010. The Company hereby executes the Amendment as of the Effective Date.

NEWGISTICS, INC.

By:	/s/ William J. Razzouk
William J. Razzouk, Chief Executive Officer